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                                                                    Exhibit 99.1

For more information:
Investor Relations                                   Corporate Communications
Jim DeNike                                           Carol Perlman
Corixa Corporation                                   Amersham Health
206.754.5716                                         609.514.6600
denike@corixa.com                                    carol.perlman@amersham.com

FOR IMMEDIATE RELEASE

    AMERSHAM HEALTH AND CORIXA CORPORATION ANNOUNCE AGREEMENT TO DEVELOP AND
     MARKET BEXXAR(R) IN EUROPE FOR THE TREATMENT OF NON-HODGKIN'S LYMPHOMA

LONDON AND SEATTLE, OCTOBER 29, 2001 -- Amersham Health (formerly Nycomed Amersham Imaging), the leader in medical diagnostic imaging and a major provider of radiotherapy products, and Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced that they have entered into an agreement whereby Amersham Health will market Bexxar(R) (tositumomab, iodine I 131 tositumomab) in Europe. Bexxar is currently under review by the FDA and is a registered trademark in the United States. The product will be registered by Amersham Health under a different trade name in Europe. Bexxar is a novel radioimmunotherapy that combines the targeting ability of a monoclonal antibody and the therapeutic power of radiation, with the precision of patient-specific dosing. It is anticipated that Bexxar will be used to treat non-Hodgkin's Lymphoma (NHL) patients who do not respond to, or tolerate, chemotherapy.

Under the terms of the agreement, Corixa and Amersham Health will cooperate to register the product in Europe for the treatment of certain types of NHL, a cancer of the white blood cells. Corixa will be responsible for generation of clinical trial data to support registration in Europe. Amersham Health will be responsible for manufacture and sale of radiolabeled antibody in the territory.

Amersham Health will purchase a total of up to $15 million in Corixa common stock, a portion of which will be purchased at execution of the agreement at an undisclosed premium. Amersham Health will purchase the remaining portion of Corixa common stock at Corixa's election at time points in the future. In addition, Amersham Health will pay Corixa multi-million dollar milestone payments upon regulatory approvals in the territory as well as multi-million dollar milestone payments based on achievement of certain sales volume targets. Finally, Amersham Health will pay Corixa undisclosed royalties on all future product sales in Europe.

The agreement strengthens Amersham Health's position in the cancer therapy market, a position founded on its leadership in prostate cancer brachytherapy and competence in the global manufacturing and commercialization of radioisotopes in therapeutic applications. The agreement also expands Bexxar's potential reach into the European market. Corixa has a co-development and co-marketing agreement for Bexxar in the United States with GlaxoSmithKline.

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"Bexxar is a product showing significant therapeutic advantages when administered to a targeted patient population," said John Jeans, president of Amersham Health's Therapy Products business. "Until now, these patients had very few options when chemotherapy proved unsuccessful. We are confident in Bexxar and its future potential. It is a strong addition to our portfolio of therapeutic products."

"We are pleased to partner with Amersham Health for Bexxar in Europe after our agreement to co-promote Amersham Health's METASTRON(R) product in the United States," said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. "This agreement is a major step in bringing the treatment power of Bexxar to Europeans suffering from non-Hodgkin's lymphoma and expands Corixa's future market penetration of Bexxar. Bexxar's safety and efficacy profile make it a compelling therapeutic option for NHL patients."

ABOUT NON-HODGKIN'S LYMPHOMA

Non-Hodgkin's lymphoma is a form of cancer that affects the blood and lymph tissues. There are currently over 40,000 patients newly diagnosed with non-Hodgkin's Lymphoma in the five major European countries each year. Approximately one-third of these suffer from low grade NHL.

ABOUT CORIXA

Corixa (Nasdaq: CRXA) is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a stand-alone basis. Corixa currently has 16 programs in clinical development and 22 programs in preclinical development, including its most advanced product candidate, Bexxar, a monoclonal antibody conjugated to a radioisotope.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Washington, with additional operations in Hamilton, Montana and South San Francisco, California. For more information, please visit Corixa's Website at www.corixa.com or call the company's investor relations information line at 1.877.4CORIXA or 1.877.426.7492.

ABOUT AMERSHAM HEALTH

Amersham Health, a business of Amersham plc, (LSE, NYSE, OSE: AHM), is the leading pharmaceutical provider of diagnostic and predictive imaging products and services and related therapeutic products. Amersham Health is dedicated to providing healthcare professionals with products that expand and improve their diagnostic capabilities and contribute to the treatment of disease. Amersham Health is committed to finding innovative diagnostic and therapeutic solutions with a focus on cardiology, neurology and cancer.

Amersham plc, is a world leader in medical diagnostics and in life sciences. Headquartered in the UK, the company has annual sales of (Pound Sterling)1.4 billion (approximately U.S. $2.1 billion) and around 9,000 employees worldwide. Its strategy is to build its position as a leading provider of products and technologies enabling disease to be better understood, diagnosed earlier and treated more effectively.

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CORIXA FORWARD-LOOKING STATEMENTS

Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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